Exhibit 99.1

***FOR IMMEDIATE RELEASE***

Saia Reports Third Quarter Earnings Per Share of $0.30

Revenues were $268 million, an increase of 14 percent from prior year quarter

JOHNS CREEK, GA. – October 26, 2011 – Saia, Inc. (NASDAQ: SAIA), a leading multi-regional less-than-truckload (LTL) carrier, today reported improved third quarter 2011 results on stronger revenue and improving pricing fundamentals.

Third Quarter 2011 Compared to Third Quarter 2010 Results

•	Revenues were $268 million, an increase of 14 percent from the prior year period

•	Operating income increased 47 percent to $9.6 million compared to $6.5 million in the prior year period

•	Earnings per share were $0.30 compared to $0.16 in the prior year period

•	Operating ratio was 96.4 compared to 97.2 in the prior year period

•	LTL tonnage increased by 2.6 percent as LTL shipments per workday were flat with a 2.6 percent increase in weight per shipment

•	LTL yield was up 11.6 percent due to the impact of higher fuel surcharge and favorable pricing actions

“We continue to capitalize on an improved industry environment by taking prudent pricing actions across our customer base. Again this quarter, we achieved meaningful increases in contract renewals from customers who value Saia’s service quality. In addition, our annual general rate increase (GRI) of 6.9% was effective on August 22nd. We continue to see upside with yield improvement and business mix management and believe that steady increases will continue,” said Rick O’Dell, president and chief executive officer.

“Our third quarter results were impacted by higher costs from health care, purchased transportation and maintenance,” continued O’Dell. “These cost challenges held back margin improvement in the quarter and further validate the need for continued pricing progress.”

“I am gratified that we continue to see improvements in our results. Saia’s dedicated employees are providing best in class customer service delivering a strong value proposition in the marketplace. Cash flow is solid, our balance sheet is strong and we are again investing in the business,” O’Dell said.

Saia, Inc. Third Quarter 2011 Results

Year to Date 2011 Compared to Year to Date 2010 Results

•	Revenues were $777 million compared to $678 million in the prior year period, an increase of 15 percent

•	Operating income was $22.0 million compared to $10.3 million in the prior year period

•	Net income was $8.9 million compared to $1.3 million in the prior year period

•	Earnings per share were $0.55 compared to losses per share of $0.08 in the prior year period

•	Operating ratio was 97.2 compared to 98.5 in the prior year period

Financial Position and Capital Expenditures

Total debt was $81.4 million at September 30, 2011. Net of the Company’s $3.5 million cash balance at quarter-end, net debt to total capital was 26.5 percent. This compares to total debt of $90.0 million in the prior year quarter.

Net capital expenditures year to date in 2011 were $51.8 million. This compares to $1.2 million in the prior year period. The Company is planning net capital expenditures in 2011 of approximately $65.0 million. This expenditure level reflects replacement and growth units of tractors and the Company’s continued investment in technology.

Conference Call

The Company will hold a conference call to discuss these results today at 12:00 noon Eastern Time. This call will be webcast live via the Company web site at www.saia.com. To participate in the call, please dial 1-800-723-6498 or dial 785-830-7989 for international calls and use conference ID #4878983. Callers should dial in five to 10 minutes in advance of the conference call. A replay of the call will be available two hours after the completion of the call through November 4, 2011. The replay is available by dialing 1-888-203-1112 or 719-457-0820.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

Saia, Inc. (NASDAQ: SAIA) is a less-than-truckload provider of regional, interregional and guaranteed services covering 34 states. With headquarters in Georgia and a network of 148 terminals, Saia employs 8,000 people. For more information, visit the Investor Relations section at www.saia.com.

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the

Saia, Inc. Third Quarter 2011 Results

Company undertakes no obligation to update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, assumptions and uncertainties include, but are not limited to, general economic conditions including downturns in the business cycle; the creditworthiness of our customers and their ability to pay for services; competitive initiatives and pricing pressures, including in connection with fuel surcharge; the Company’s need for capital and uncertainty of the current credit markets; the possibility of defaults under the Company’s debt agreements (including violation of financial covenants); possible issuance of equity which would dilute stock ownership; indemnification obligations associated with the 2006 sale of Jevic Transportation, Inc.; the effect of litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, real property, revenue equipment and other assets; governmental regulations, including but not limited to Hours of Service, engine emissions, the “Compliance, Safety, Accountability” (CSA) initiative, compliance with legislation requiring companies to evaluate their internal control over financial reporting, changes in interpretation of accounting principles and Homeland Security; dependence on key employees; inclement weather; labor relations, including the adverse impact should a portion of the Company’s workforce become unionized; effectiveness of Company-specific performance improvement initiatives; terrorism risks; self-insurance claims and other expense volatility; increased costs as a result of recently enacted healthcare reform legislation and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings. As a result of these and other factors, no assurance can be given as to our future results and achievements. A forward looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur.

# # #

CONTACT: Saia, Inc.

                       Renée McKenzie, Treasurer

                        RMcKenzie@Saia.com

                       678.542.3910

Saia, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,522	$29,045
Accounts receivable, net	115,166	94,569
Prepaid expenses and other	29,311	29,882

Total current assets	147,999	153,496

PROPERTY AND EQUIPMENT:
Cost	659,406	610,572
Less: accumulated depreciation	340,583	319,634

Net property and equipment	318,823	290,938

OTHER ASSETS	7,178	7,723

Total assets	$474,000	$452,157

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$38,231	$37,745
Wages and employees’ benefits	24,952	19,101
Other current liabilities	37,816	31,777
Current portion of long-term debt	19,643	17,143

Total current liabilities	120,642	105,766

OTHER LIABILITIES:
Long-term debt, less current portion	61,786	72,857
Deferred income taxes	46,181	39,077
Claims, insurance and other	28,852	28,099

Total other liabilities	136,819	140,033

STOCKHOLDERS’ EQUITY:
Common stock	16	16
Additional paid-in capital	203,547	202,751
Deferred compensation trust	(2,242)	(2,727)
Retained earnings	15,218	6,318

Total stockholders’ equity	216,539	206,358

Total liabilities and stockholders’ equity	$474,000	$452,157

Saia, Inc. and Subsidiary

Consolidated Statements of Operations

For the Quarter and Nine Months Ended September 30, 2011 and 2010

(Amounts in thousands, except per share data)

(Unaudited)

	Third Quarter		Nine Months
	2011	2010	2011	2010
OPERATING REVENUE	$268,285	$234,662	$777,204	$678,228

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	133,460	123,298	386,869	362,183
Purchased transportation	23,345	21,617	69,064	61,063
Fuel, operating expenses and supplies	75,510	58,987	221,637	173,269
Operating taxes and licenses	9,830	9,293	28,787	27,680
Claims and insurance	6,766	5,997	21,854	16,493
Depreciation and amortization	9,723	8,946	27,099	27,473
Operating (gains) loss, net	31	(23)	(72)	(229)

Total operating expenses	258,665	228,115	755,238	667,932

OPERATING INCOME	9,620	6,547	21,966	10,296

NONOPERATING EXPENSES:
Interest expense	2,194	2,469	8,147	8,227
Other, net	122	(95)	12	(347)

Nonoperating expenses, net	2,316	2,374	8,159	7,880

INCOME BEFORE INCOME TAXES	7,304	4,173	13,807	2,416
Income tax expense	2,475	1,678	4,907	1,164

NET INCOME	$4,829	$2,495	$8,900	$1,252

Average common shares outstanding—basic	15,800	15,719	15,786	15,707

Average common shares outstanding—diluted	16,160	16,094	16,145	16,082

Basic earnings per share	$0.31	$0.16	$0.56	$0.08

Diluted earnings per share	$0.30	$0.16	$0.55	$0.08

Saia, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2011 and 2010

(Amounts in thousands)

(Unaudited)

	Nine Months
	2011	2010
OPERATING ACTIVITIES:
Net cash provided by operating activities	$34,653	$19,527

Net cash provided by operating activities	34,653	19,527

INVESTING ACTIVITIES:
Acquisition of property and equipment	(52,309)	(1,575)
Proceeds from disposal of property and equipment	555	401

Net cash used in investing activities	(51,754)	(1,174)

FINANCING ACTIVITIES:
Repayment of long-term debt	(8,571)	—
Proceeds from stock option exercises	149	109

Net cash (used in) provided by financing activities	(8,422)	109

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(25,523)	18,462
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	29,045	8,746

CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,522	$27,208

Saia, Inc. and Subsidiary

Financial Information

For the Quarters Ended September 30, 2011 and 2010

(Amounts in thousands)

(Unaudited)

					Third Quarter
		Third Quarter		%	Amount/Workday		%
		2011	2010	Change	2011	2010	Change
Workdays					64	64
Operating ratio		96.4%	97.2%

F/S Revenue	LTL	248,818	217,327	14.5	3,887.8	3,395.7	14.5
	TL	19,468	17,336	12.3	304.2	270.9	12.3
	Total	268,285	234,662	14.3	4,192.0	3,666.6	14.3

Revenue excluding	LTL	248,855	217,358	14.5	3,888.4	3,396.2	14.5
revenue recognition	TL	19,470	17,338	12.3	304.2	270.9	12.3
adjustment	Total	268,325	234,696	14.3	4,192.6	3,667.1	14.3

Tonnage	LTL	947	924	2.6	14.80	14.43	2.6
	TL	180	179	0.4	2.81	2.80	0.4
	Total	1,127	1,102	2.2	17.61	17.23	2.2

Shipments	LTL	1,670	1,670	(0.0)	26.09	26.09	(0.0)
	TL	26	25	1.5	0.40	0.40	1.5
	Total	1,695	1,695	0.0	26.49	26.49	0.0

Revenue/cwt.	LTL	13.14	11.77	11.6
	TL	5.42	4.84	11.9
	Total	11.91	10.64	11.9

Revenue/shipment	LTL	149.04	130.17	14.5
	TL	758.55	685.28	10.7
	Total	158.27	138.45	14.3

Pounds/shipment	LTL	1,135	1,106	2.6
	TL	13,992	14,144	(1.1)
	Total	1,329	1,301	2.2